Exhibit 99.2
Presentation circulated before the conference call held by Wipro Limited and Infocrossing, Inc. on August 7, 2007
Wipro Limited (NYSE:WIT) Acquires
infocrossing (NASDAQ:IFOX)
August 2007

Safe Harbor
This presentation may contain certain “forward looking” statements, which involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those that may be projected by these forward looking statements. These uncertainties have been detailed in the reports filed by Wipro with the Securities and Exchange Commission and these filings are available at www.sec.gov. This presentation also contains references to findings of various reports available in the public domain. Wipro makes no representation as to their accuracy or that the company subscribes to those findings.

Wipro Acquires Infocrossing

Transaction Summary

Transaction	❑ Wipro Limited (NYSE: WIT) ('Wipro') has entered into an agreement to acquire Infocrossing Inc. (NASDAQ:IFOX) ("Infocrossing").
About Infocrossing	❑ Infocrossing – a New Jersey-based leading provider of selective IT Infrastructure Outsourcing, Healthcare Solutions and ERP Application Managed Hosting.
Structure	❑ Wipro will offer to acquire all of the shares of Infocrossing pursuant to a cash tender offer.
Board Recommendation	❑ Infocrossing's Board unanimously recommends the bid.
Consideration	❑ Purchase price of $18.70 per share of Infocrossing.
Funding	❑ Wipro will fund the acquisition using the cash on the balance sheet.
Indicative Timing	❑ Transaction expected to be completed by December 2007, subject customary closing conditions and formalities of tender offer.

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Wipro Acquires Infocrossing
Acquisition Rationale
• Enhances winnability of Large TOS deals through Data-Center offering
• Transforms our Technology Infrastructure Services business buy giving market address to Mainframe outsourcing segment
• Integrated IT & BPO Solutions in Healthcare Segment including a proprietary platform
• Rich Management Experience in these sectors

Wipro Acquires Infocrossing
Overview of Infocrossing
• Founded in 1985
• Publicly traded company (NASDAQ: IFOX), IPO in 1992 • Experienced management team, Diverse enterprise client base • Multi-Platform Capabilities, comprehensive services and solutions
What Infocrossing does: IT Outsourcing
• Takes over a subset of a client’s corporate computing operations (servers, mainframes, mid-range).
• “Lift and place” them into Infocrossing data centers.
Wipro Acquires Infocrossing

Overview of Infocrossing
Infrocrossing’s Business Lines
Business Process Outsourcing
Full-Service Payer Solution Medicare Advantage Medicaid Fiscal Agent Services Claims Processing
Spam Blocking Virus Scanning Policy Compliance E-Mail Continuity Archival and Retrieval
IT Infrastructure Outsourcing
Mainframe AS400 & iSeries
Linux, Unix, & Windows Network
Enterprise Applications –Production support

ERP Applications Managed Hosting
Wipro Acquires Infocrossing
Overview of Infocrossing
Infocrossing’s Operating Model
Infocrossing’s model is based on recurring revenue, critical mass and strong operating leverage
Recurring Revenue
• Over 90% of revenue is contracted and recurring. • Opportunity to cross-sell solutions to existing clients. • Historical renewal rate of approximately 95%.
Operating Leverage
Infrastructure in Place
• Highly leverageable infrastructure. • Hardware and software unit costs decrease with scale. • Fewer resources needed on each incremental client. • Cross-utilization of resources across data centers. • Five fully constructed data center facilities. • National geographic coverage in US. • Capacity utilization at about 50%.

Wipro Acquires Infocrossing
Overview of Infocrossing
Wipro Acquires Infocrossing

Overview of Infocrossing
Consolidated Financial Summary
($ in million)
Historical — FYE Dec 31, 2005 2006 —— — Revenue $148.0 $229.2 % Growth 41.1% 54.8 % Gross Profit 41.7 68.8 % Margin 28.1% 30.0 % EBITDA 22.1 42.0 % EBITDA 14.9% 18.3 % EBIT 10.9 25.0 %EBIT 7.4% 10.9 % Net Income 2.6 8.5 % Margin 1.7% 3.7% —— —— — Capital Expenditures $4.3 $4.5 —— —— —
Selected Balance Sheet Items Cash $16.9 $22.3
Debt 139.3 132.0
Stockholders’ Equity 107.0 125.2
Total Assets 286.4 298.1
—— —— —

Wipro Acquires Infocrossing Overview of Wipro’s Infrastructure Practice
• Largest offshore IT infrastructure service provider in terms of revenue, people and customers
• Fastest growing division in Wipro, 75% growth over last year in FY06-07. • 190 customers in US, Europe, Japan (and over 750 customers in India/APAC)
• Industry expert skills, 4,500+ servicing clients in US, Europe and Japan (and over 8,000 in India)
• State-of-the-art facilities for providing remote infrastructure management – one of the world’s first BS 15000 and world’s first ISO 20000 certified.
• Backed by leading technology vendors and our experience of over twenty five years • Consistently delivering enhanced service levels at lower costs using ITIL framework • Constantly driving innovation in operations:
• Global Command Center with higher security, reliability and business view reporting (won Innovation 2006 Award from Nasscom).
• Offshore Factory Model for Global Application Migration and Server Rollout
Wipro – a Pioneer & Market Leader in Remote Infrastructure Management

Wipro Acquires Infocrossing

Combined Market Address

Infrastructure Consulting & System Integration – Consulting, Design, Architecture and consolidation, Product Provisioning & System Integration

Network Operations & Management
Network Architecture, Design, Planning, Optimization & Management

IT Operations Management – Operations & Managed Services – Open Systems, Storage, Database) – Remote Management

Technology Infrastructure Services

Service Desk and Hands/Break-fix support – Enterprise IT Service Desk (English and Multilingual) , onsite Break-fix support and Availability Service

IT Operations Management – Operations & Managed Services -in Mainframe, AS/400, Messaging & Security)

Data Center Services
Managed Hosting services, Co-location, Operations & Managed services

Areas addressed by Infocrossing

- Organically TIS has gaps in Data Center Services, Mainframe (in IT Operations Management), System Integration, Multilingual Service Desk , Smart Hands/Break-fix support & Network Optimization & Management
- Infocrossing helps us to plug the gaps in Data Center Services & Mainframe

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Wipro Acquires Infocrossing
Summary — The Combined Force
• Infocrossing opens up exciting growth opportunities for Wipro in Large Total Outsourcing space. It provides Wipro with localised Managed Services Hosting capability.
• The current management of Infocrossing is committed and charged to lead the • combined offering in next league of growth. • Combined Infrastructure Business expected to touch $1bn in 24-36 months. • Infocrossing’s IT+BPO Healthcare Solutions including proprietary Platform will give • boost to Wipro’s fast-growing Healthcare practice.
Wipro & Infocrossing See An Exciting Future Ahead.

Thank you for your time
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